Filed pursuant to Rule 433 dated July 23, 2015 relating to Preliminary Pricing Supplement No. 430 dated July 23, 2015 to Registration Statement No. 333-200365

Structured Investments	Morgan Stanley $ Autocallable Dual Directional Quarterly Review Notes due August 12, 2016

Based on the Performance of the S&P GSCITM Crude Oil Index – Excess Return

Principal at Risk Securities

General

•	The Autocallable Dual Directional Quarterly Review Notes due August 12, 2016 Based on the Performance of the S&P GSCITM Crude Oil Index – Excess Return, which we refer to as the securities, are designed for investors who desire exposure to the S&P GSCITM Crude Oil Index – Excess Return and who seek early exit prior to maturity for a cash payment if, on any of the first three Review Dates, the Index Closing Value is greater than or equal to the Initial Index Value. If the securities are not called prior to maturity and the final index value is greater than or equal to the initial index value, investors will receive a fixed return on the securities, as specified below. If the Underlying Index has depreciated in value but by no more than 30%, investors will receive the Stated Principal Amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 30% return. However, if the Underlying Index has depreciated in value by more than 30%, investors will be exposed to the full amount of the percentage decline in the Underlying Index and will lose 1% of the Stated Principal Amount for every 1% of decline. Under these circumstances, the Payment at Maturity will be less than $700 per security, and could be zero. The securities are for investors who seek a commodity index-based return and who are willing to risk their principal and forgo current income in exchange for the absolute return feature that applies to a limited range of performance of the Underlying Index and the opportunity to receive a fixed payment if the securities are called. There is no minimum payment at maturity on the securities. Accordingly, investors may lose their entire initial investment in the securities.

•	The first Review Date, and therefore the earliest date pursuant to which a call may be initiated, is October 26, 2015.

•	Unsecured obligations of Morgan Stanley maturing August 12, 2016†.

•	Minimum purchase amount of $10,000 and minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The securities are expected to price on or about July 24, 2015 and are expected to settle on or about July 29, 2015.

•	All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Key Terms

Issuer:	Morgan Stanley
Underlying Index:	S&P GSCITM Crude Oil Index – Excess Return
Automatic Early Call:

If the Index Closing Value on any of the first three Review Dates is greater than or equal to the Initial Index Value, the securities will be automatically called for a fixed cash payment per security (the “Call Price”) on the third business day following the related Review Date (the “Call Date”). The Call Price will vary depending on the applicable Review Date:

•  1st Review Date (October 26, 2015†): at least $1,031** per security (corresponding to at least 103.10% of the Stated Principal Amount)

•  2nd Review Date (January 26, 2016†): at least $1,062** per security (corresponding to at least 106.20% of the Stated Principal Amount)

•  3rd Review Date (April 26, 2016†): at least $1,093** per security (corresponding to at least 109.30% of the Stated Principal Amount)

**The actual Call Price applicable to each Review Date will be determined on the Pricing Date but will not be less than the Call Prices stated above.

Payment at Maturity:

At maturity, if the securities have not previously been called, investors will receive for each security they hold an amount of cash that will vary depending on the Index Closing Value on August 9, 2016 (the “Final Review Date”) (the “Final Index Value”), equal to:

•  If the Final Index Value is greater than or equal to the Initial Index Value on the Final Review Date: a fixed payment of at least $1,124 per security (corresponding to at least 112.40% of the Stated Principal Amount).

•  If the Final Index Value is less than the Initial Index Value, but is greater than or equal to , which means the Underlying Index has not declined by more than 30% from the Initial Index Value: $1,000 + ($1,000 × Absolute Index Return), or

•  If the Final Index Value is less than , which means the Underlying Index has declined by more than 30% from the Initial Index Value: $1,000 + ($1,000 × Underlying Index Return).

In this scenario, investors will be fully exposed to the negative performance of the Underlying Index, and will lose 1% of their principal amount for every 1% decline in the Final Index Value from the Initial Index Value. For example, if the Final Index Value declines by 50% from the Initial Index Value, investors will lose 50% of their principal. There is no minimum payment at maturity on the securities, and you could lose your entire initial investment in the securities.

Estimated value on the Pricing Date:	Approximately $982.90 per security, or within $10.00 of that estimate. See “Additional Terms Specific To The Securities” on page 3.
Terms continued on following page

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-11 of the accompanying preliminary pricing supplement and “Selected Risk Considerations” beginning on page PS-7 of this document.

Morgan Stanley has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and this document if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying preliminary pricing supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (1)(2)	Proceeds to Issuer(3)
Per security	$1,000	$10	$990
Total	$	$	$
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 principal amount of securities.

(2)	Please see “Supplemental Plan of Distribution; Conflicts of Interest” in this document and “Description of Securities—Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement for information about fees and commissions.

(3)	See “Use of Proceeds and Hedging” on page 11.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley

July 23, 2015

Terms continued from previous page:

Call Date:	The third business day following the applicable Review Date.
Underlying Index Return:	The percentage change from the Initial Index Value to the Final Index Value, calculated as follows: (Final Index Value – Initial Index Value) / Initial Index Value
Absolute Index Return:	The absolute value of the Underlying Index Return. For example, a –5% Underlying Index Return will result in a +5% Absolute Index Return.
Initial Index Value:	The official settlement price of the Underlying Index, as published by the index publisher or its successor, on the Pricing Date.
Final Index Value:	The official settlement price of the Underlying Index, as published by the index publisher or its successor, on the Final Review Date, subject to postponement for non-index business days and certain market disruption events.
Maturity Date:	August 12, 2016†
Stated Principal Amount:	$1,000 per security
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	61762GEG5 / US61762GEG55
†	Subject to postponement for non-index business days and certain market disruption events as described in “Description of Securities—Review Dates” and “—Maturity Date” in the accompanying preliminary pricing supplement.

Additional Terms Specific to the Securities

You should read this document together with the preliminary pricing supplement dated July 23, 2015, as supplemented by the prospectus dated November 19, 2014 and the prospectus supplement dated November 19, 2014. This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying preliminary pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Preliminary pricing supplement No. 430 dated July 23, 2015: http://www.sec.gov/Archives/edgar/data/895421/000095010315005795/dp58071_424b2-ps430.htm

•	Prospectus supplement dated November 19, 2014:

http://www.sec.gov/Archives/edgar/data/895421/000095010314008172/dp51153_424b2-seriesf.htm

•	Prospectus dated November 19, 2014:

http://www.sec.gov/Archives/edgar/data/895421/000095010314008169/dp51151_424b2-base.htm

Terms used but not defined in this document are defined in the accompanying preliminary pricing supplement, prospectus supplement or prospectus. As used in this document, the “Company,” “we,” “us” or “our” refer to Morgan Stanley.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date will be less than $1,000. We estimate that the value of each security on the Pricing Date will be approximately $982.90, or within $10.00 of that estimate. Our estimate of the value of the securities as determined on the Pricing Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Underlying Index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Index, instruments based on the Underlying Index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the Call Price, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Index, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Hypothetical Examples of Amounts Payable upon Automatic Early Call or at Maturity

The following examples illustrate the payout on the securities for a range of Index Closing Values for each of the Review Dates and are being provided for illustrative purposes only. These examples are based on the following hypothetical terms:

•	Initial Index Value: 250

•	Call Price:

o	$1,031 if the securities are automatically called in October 2015

o	$1,062 if the securities are automatically called in January 2016

o	$1,093 if the securities are automatically called in April 2016

•	Payment at Maturity if the Final Index Value is greater than or equal to the Initial Index Value: $1,124

•	Stated Principal Amount (per security): $1,000

In Examples 1 through 3, the Index Closing Value on one of the first three Review Dates is greater than the Initial Index Value. However, each example results in a different payment amount because the Index Closing Value is greater than the Initial Index Value on different Review Dates. Because the Index Closing Value on one of the first three Review Dates is greater than the Initial Index Value, the securities are automatically called following the relevant Review Date. In each of Examples 4, 5 and 6, the Index Closing Value on each of the first three Review Dates is less than the Initial Index Value, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

Review Date	Example 1		Example 2		Example 3
	Hypothetical Index Closing Value	Payout	Hypothetical Index Closing Value	Payout	Hypothetical Index Closing Value	Payout
#1	260	$1,031	200	—	200	—
#2	—	—	270	$1,062	220	—
#3	—	—	—	—	600	$1,093
Total Payout:	$1,031 in October 2015		$1,062 in January 2016		$1,093 in April 2016

Review Date	Example 4		Example 5		Example 6
	Hypothetical Index Closing Value	Payout	Hypothetical Index Closing Value	Payout	Hypothetical Index Closing Value	Payout
#1	200	—	200	—	200	—
#2	240	—	240	—	240	—
#3	170	—	245	—	180	—
Final review date	325	$1,124	225	$1,100	125	$500
Total Payout:	$1,124 at maturity		$1,100 at maturity		$500 at maturity

•	In Example 4, the Final Index Value is 325, which is higher than the Initial Index Value and which represents a 30% increase in the Initial Index Value. The payment at maturity equals $1,124 per security, representing a 12.40% return on your investment. The return on your investment would be less than the 30% return you would receive on a comparable investment linked to the simple return on the Underlying Index.

•	In Example 5, the Final Index Value is 225, which is less than the Initial Index Value and which represents a 10% decline from the Initial Index Value. Because the Final Index Value has not declined by more than 30% from the Initial Index Value, the payment at maturity equals the Stated Principal Amount of $1,000 plus a positive return equal to the absolute value of the percentage decline, calculated as follows:

$1,000 + ($1,000 × Absolute Index Return) = $1,000 + ($1,000 × 10%) = $1,100

•	In Example 6, the Final Index Value is 125, which represents a 50% decline from the Initial Index Value. Because the Final Index Value has declined by more than 30% from the Initial Index Value, investors will be exposed to the full amount of the percentage decline in the Underlying Index and will lose 1% of the Stated Principal Amount for every 1% of decline. The payment at maturity is calculated as follows:

$1,000 + ($1,000 × Underlying Index Return) = $1,000 + ($1,000 × -50%) = $500

If the securities are not called prior to maturity and the Underlying Index declines in value by more than 30%, investors will be exposed to the full amount of the percentage decline in the Underlying Index and will lose 1% of the Stated Principal Amount for every 1% of decline. Under these circumstances, the Payment at Maturity will be less than $700 per security, and could be zero. There is no minimum payment at maturity on the securities.

The following graph illustrate the payout on the securities for a range of Index Closing Values at maturity, assuming the securities are not called prior to maturity, and is being provided for illustrative purposes only.

Securities Payoff Diagram

The Securities
The Underlying Index
Payment at Maturity on the Securities
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-30%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Index Closing Value of the Underlying Index

How it works

▪	Upside Scenario if the Underlying Index Appreciates. If the Final Index Value is greater than or equal to the Initial Index Value, the investor would receive a fixed payment of $1,124 per security (corresponding to 112.40% of the Stated Principal Amount).

▪	Absolute Return Scenario. If the Final Index Value is less than the Initial Index Value, but has not declined by more than 30% from the Initial Index Value, the investor would receive a 1% positive return on the securities for each 1% negative return on the Underlying Index.

▪	If the Underlying Index depreciates 10%, the investor would receive a 10% return, or $1,100 per security.

▪	The maximum return you may receive in this scenario is a positive 30% return at maturity.

▪	Downside Scenario. If the Final Index Value has declined by more than 30% from the Initial Index Value, the investor would receive an amount significantly less than the $1,000 principal amount, based on a 1% loss of principal for each 1% decline in the Underlying Index. Under these circumstances, the Payment at Maturity will be less than 70% of the principal amount per security. There is no minimum payment at maturity on the securities.

▪	If the Underlying Index depreciates 70%, the investor would lose 70% of the investor’s principal and receive only $300 per security at maturity, or 30% of the Stated Principal Amount.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If the Index Closing Value is greater than or equal to the Initial Index Value on a Review Date, your investment will yield a payment per security of $1,000 plus: (i) at least 3.10%* x $1,000 if called on the first Call Date; (ii) at least 6.20%* x $1,000 if called on the second Call Date; (iii) at least 9.30%* x $1,000 if called on the third Call Date; or (iv) if the securities have not been previously called, at least 12.40%* x $1,000 if Index Closing Value is greater than or equal to the Initial Index Value on the Final Review Date. If the securities are not called prior to maturity, investors will receive for each security at maturity an amount in cash that will vary depending on the Index Closing Value on the Final Review Date, and which may be significantly less than the Stated Principal Amount of the securities and could be zero. Because the securities are our unsecured obligations, the payment of any amount, whether upon an Automatic Early Call or at maturity, is subject to our ability to pay our obligations as they become due.

*The actual percentages applicable to the four Review Dates above will be determined on the Pricing Date but will not be less than the percentages stated above.

•	ABSOLUTE RETURN FEATURE; LIMITED PROTECTION AGAINST LOSS — If the securities are not called prior to maturity and the Final Index Value has not declined by more than 30% from the Initial Index Value, you will receive the Stated Principal Amount of your investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 30% return. However, if the Final Index Value has declined by more than 30% from the Initial Index Value, you will be exposed to the full amount of the percentage decline in the Underlying Index and will lose 1% of the Stated Principal Amount for every 1% of decline.

•	Potential Early Exit With Appreciation As a Result of the Automatic Early Call Feature – While the original term of the securities is just over twelve months, the securities will be called prior to maturity if the Index Closing Value on any of the first three Review Dates is greater than or equal to the Initial Index Value and you will be entitled to the applicable payment corresponding to that Review Date as set forth above.

•	EXPOSURE TO THE Underlying Index — The return on the securities is based on the performance of the Underlying Index. The Underlying Index is a sub-index of the S&P GSCITM-ER. It represents only the crude oil component of the S&P GSCITM-ER. For more information on the Underlying Index, please see “Description of Securities—The S&P GSCITM Crude Oil Index – Excess Return” in the accompanying preliminary pricing supplement.

•	TAX CONSIDERATIONS — You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying preliminary pricing supplement for the securities, the following U.S. federal income tax consequences should result based on current law:

•	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

•	Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying preliminary pricing supplement dated July 23, 2015.

•	THE SECURITIES DO NOT PAY INTEREST OR GUARANTEE THE RETURN OF ANY PRINCIPAL AT MATURITY — The terms of the securities differ from those of ordinary debt securities in that we do not pay you interest on the securities and do not guarantee to pay you any of the principal at maturity. Instead, if the securities have not been automatically called prior to maturity, you will receive at maturity for each security you hold an amount in cash that will vary depending on the Index Closing Value on the Final Review Date, which we refer to as the Final Index Value. If the Final Index Value has declined by more than 30% from the Initial Index Value, you will be exposed to the full amount of the percentage decline in the Underlying Index and will lose 1% of the Stated Principal Amount for every 1% of decline. Under these circumstances, the Payment at Maturity will be less than $700 per security, and could be zero. There is no minimum payment at maturity on the securities. Accordingly, investors may lose their entire initial investment in the securities.

•	THE APPRECIATION POTENTIAL IS LIMITED — The appreciation potential of the securities is limited to the fixed return specified for each Review Date and at maturity, and by the absolute return feature at maturity (which is applicable if the underlying index depreciates but by no more than 30%), regardless of any greater price performance of the Underlying Index, which could be significant. In addition, the Automatic Early Call feature may limit the term of your investment to as short as three months. If the securities are called prior to maturity, you may not be able to reinvest at comparable terms or returns.

•	THE MARKET PRICE OF THE SECURITIES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS — Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the Underlying Index on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the Underlying Index, the securities will trade differently from the Underlying Index. Factors that may influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in value) of the Underlying Index;

•	the price of the index contracts that underlie the Underlying Index and the volatility of such prices;

•	trends of supply and demand for the commodity contracts that underlie the Underlying Index;

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the value of the Underlying Index;

•	the time remaining until the next Review Date and the maturity of the securities; and

•	any actual or anticipated changes to our credit ratings or credit spreads.

In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity and a sale of the securities prior to maturity may result in a loss. For example, you may have to sell your securities at a substantial loss if on that date the Index Closing Value is below the Initial Index Value.

You cannot predict the future levels of the Underlying Index based on its historical levels. If the securities are not called prior to maturity and the Final Index Value has declined by more than 30% from the Initial Index Value, you will be exposed to the full amount of the percentage decline in the Underlying Index and will lose 1% of the Stated Principal Amount for every 1% of decline. As a result, you may lose a significant portion or all of your investment at maturity. There can be no assurance that the securities will be called prior to maturity or that the underlying index will not decline by more than 30% so that you do not suffer a significant loss on your initial investment in the securities.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES — You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

•	AN INVESTMENT IN THE SECURITIES WILL EXPOSE YOU TO CONCENTRATED RISKS RELATING TO CRUDE OIL — The Underlying Index is composed entirely of crude oil futures contracts included in the S&P GSCITM–ER. An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single underlying sector. The price of crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. The price of crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

•	HIGHER FUTURE PRICES OF THE INDEX COMMODITY RELATIVE TO ITS CURRENT PRICES MAY ADVERSELY AFFECT THE VALUE OF THE UNDERLYING INDEX AND THE VALUE OF THE SECURITIES — The S&P GSCITM–ER, on which the Underlying Index is based, is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the Underlying Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” However, crude oil and certain other commodities included in the S&P GSCITM–ER have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the crude oil markets generally results in negative “roll yields,” which would adversely affect the value of the Underlying Index, and, accordingly, the value of the securities.

•	AN INVESTMENT LINKED TO COMMODITY FUTURES CONTRACTS IS NOT EQUIVALENT TO AN INVESTMENT LINKED TO THE SPOT PRICES OF PHYSICAL COMMODITIES — The Underlying Index has returns based on the change in price of futures contracts included in such Underlying Index, not the change in the spot price of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

•	SUSPENSIONS OR DISRUPTIONS OF MARKET TRADING IN COMMODITY AND RELATED FUTURES MARKETS COULD ADVERSELY AFFECT THE PRICE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Underlying Index, and, therefore, the value of the securities.

•	ADJUSTMENTS TO THE UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The publisher of the Underlying Index may add, delete or substitute the commodity contracts constituting the Underlying Index or make other methodological changes that could change the value of the Underlying Index. The Underlying Index publisher may discontinue or suspend calculation or publication of the Underlying Index at any time. Any of these actions could adversely affect the value of the securities. Where the Underlying Index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the Underlying Index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

•	LEGAL AND REGULATORY CHANGES COULD ADVERSELY AFFECT THE RETURN ON AND VALUE OF YOUR SECURITIES — Futures contracts and options on futures contracts, including those related to the index commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

•	THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES — Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

•	THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE — These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

•	THE SECURITIES WILL NOT BE LISTED AND SECONDARY TRADING MAY BE LIMITED — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

•	HEDGING AND TRADING ACTIVITY BY THE CALCULATION AGENT AND ITS AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the Underlying Index), including trading in swaps or futures contracts on the Underlying Index and on commodities that underlie the Underlying Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Review Date approaches. Some of our subsidiaries also trade in financial instruments related to the Underlying Index or the prices of the commodities or contracts that underlie the Underlying Index on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could increase the Initial Index Value and, as a result, increase (i) the value at or above which the Index Closing Value must close on any of the first three Review Dates in order for the securities to be automatically called prior to maturity, or, (ii) if the securities are not called prior to maturity, the value at or above which the Index Closing Value must close on the Final Review Date so that investors do not suffer a significant loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the securities by purchasing and selling swaps and futures contracts on one or more commodity contracts underlying the Underlying Index or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on one or more Review Dates. We cannot give any assurance that our hedging activities will not affect the Index Closing Value and, therefore, adversely affect the value of the securities, whether the securities are called early, or the payment you will receive at maturity, if any.

•	THE CALCULATION AGENT, WHICH IS A SUBSIDIARY OF THE ISSUER, WILL MAKE DETERMINATIONS WITH RESPECT TO THE SECURITIES — As calculation agent, MSCG will determine the Initial Index Value, the Index Closing Value on each Review Date, whether the Index Closing Value on any of the first three Review Dates is greater than or equal to the Initial Index Value and therefore whether the securities will be called following such Review Date and whether a market disruption event has occurred, and, if the securities are not called prior to maturity, will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MSCG in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of any Index Closing Value in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you on the securities, if any. For further information regarding these types of determinations, see “Description of Securities—Review Dates,” “—Discontinuance of the Underlying Index, Alteration of Method of Calculation,” “—Alternate Exchange Calculation in Case of an Event of Default” and “—Calculation Agent” in the accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

•	INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING IN THE UNDERLYING INDEX — Investing in the securities is not equivalent to investing in the Underlying Index or the futures contracts that underlie the Underlying Index.

•	THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.

If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation – FATCA Legislation” in the accompanying preliminary pricing supplement for the securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in swaps and futures contracts on one or more commodity contracts underlying the Underlying Index (each, an “Index Contract”) or positions in any other available instruments that we may wish to use in connection with such hedging. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final Review Date approaches. Such purchase activity could potentially increase the Initial Index Value, and, as a result, increase (i) the value at or above which the Index Closing Value must close on any of the first three Review Dates in order for the securities to be automatically called prior to maturity, or, (ii) if the securities are not called prior to maturity, the value at or above which the Index Closing Value must close on the final Review Date so that investors do not suffer a significant loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the securities by purchasing and selling swaps and futures contracts on the Index Contracts underlying the Underlying Index or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on one or more Review Dates. We cannot give any assurance that our hedging activities will not affect the Index Closing Value and, therefore, adversely affect the value of the securities, whether the securities are called early, or the payment you will receive at maturity, if any.

Historical Information

The following graph sets forth the historical performance of the Underlying Index from January 1, 2010 through July 17, 2015. On July 17, 2015, the Index Closing Value was 247.1594. We obtained the information in the graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical performance of the Underlying Index set out in the graph below should not be taken as an indication of its future performance, and no assurance can be given as to the Index Closing Value on any of the Review Dates. There can be no assurance that the securities will be called prior to maturity or that the Underlying Index will not decline by more than 30% so that you do not suffer a significant loss on your initial investment in the securities.

Historical Performance of the Underlying Index

License Agreement

License Agreement between Standard & Poor’s Financial Services LLC and Morgan Stanley. “Standard & Poor’s®,” “S&P®,” “S&P 500®and “S&P GSCITM” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. For more information, see “License Agreement between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the Pricing Date will be no lower than the minimum level described in “Additional Terms Specific To The Securities” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.